Exhibit 10.1

INVESTMENT MANAGEMENT AND ACCOUNTING SERVICES AGREEMENT

among

SAFECO CORPORATION

and

SAFECO INSURANCE COMPANY OF AMERICA

and

BLACKROCK FINANCIAL MANAGEMENT, INC.

DATED: MAY 24, 2007

INVESTMENT MANAGEMENT AND ACCOUNTING SERVICES AGREEMENT

This Investment Management and Accounting Services Agreement (the “Agreement”) is made as of the 24th day of May, 2007 (the “Effective Date”) between Safeco Corporation and Safeco Insurance Company of America, on behalf of themselves and each of their Affiliates (“Safeco”), and BlackRock Financial Management, Inc. (the “Manager”), a Delaware corporation registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Safeco and Manager may be referred to in this Agreement individually as a “Party” and collectively as “Parties”. In consideration of the mutual agreements herein contained, Safeco and Manager agree as follows:

1.	Background, Objectives and Construction.

(a) Background.

Safeco is a Fortune 500 property and casualty company based in Seattle, Washington.

Safeco desires that Manager manage Safeco’s assets for its insurance holding company, property and casualty subsidiaries and one insurance foundation. Safeco desires that Manager, working with Safeco, develop and implement an asset allocation framework that will address Safeco’s investment objectives while complying with all applicable state insurance investment regulations as well as Safeco’s investment guidelines. Safeco further desires that Manager provide certain investment accounting services for Safeco’s portfolio of assets to be managed by Manager.

Manager desires to provide the foregoing services.

Based upon Manager’s (i) demonstrated ability to manage insurance company assets for multiple companies subject to regulation in multiple states; (ii) expertise in managing property and casualty company portfolios and in providing investment accounting services for such portfolios; (iii) proposed pricing for such services; and (iv) commitment to assign a team of qualified portfolio management and investment accounting professionals to perform the services, Safeco selected Manager to enter into discussions and negotiations for a definitive agreement pursuant to which Manager would provide investment management and related investment accounting services for Safeco’s portfolio of assets to be managed by Manager.

The Parties’ discussions and negotiations culminated in this Agreement.

This Agreement, including the schedules attached hereto, document the terms and conditions under which Safeco agrees to appoint Manager to provide, and Manager agrees to provide, investment management and related investment accounting services.

(b) Objectives. Safeco and Manager have agreed upon the following specific objectives for this Agreement as further described herein:

(i) Develop and implement an asset allocation framework that will address Safeco’s investment objectives while complying with all applicable state insurance investment regulations as well as Safeco’s investment guidelines; and

(ii) Leverage Manager’s experience and expertise in providing investment management and related investment accounting services.

(c) Construction. The provisions of this Article are intended to be a general introduction to this Agreement and are not intended to expand the scope of the Parties’ obligations under this Agreement or to alter the plain meaning of the terms and conditions of this Agreement.

2.	Definitions, Interpretation and References.

(a) Definitions. As used in this Agreement, capitalized terms will have the meanings set forth in Schedule A (Definitions). Other capitalized terms used in this Agreement are defined where they are used and have the meanings there indicated.

(b) Interpretation. In the event of a conflict or inconsistency between the terms of this Agreement and the schedules, the terms of this Agreement will prevail. The article and section headings used in this Agreement are for reference and convenience only and will not enter into the interpretation of this Agreement.

(c) References.

(i) References to any Law will mean references to such Law in changed or supplemented form, or to a newly-adopted Law replacing a previous Law.

(ii) References to, and the use of, the word “including” and its derivatives (such as “include” and “includes”) will mean “including without limitation.”

(iii) References to “days” will mean calendar days, unless otherwise expressly referred to as “Business Days.”

(iv) References to “Safeco,” apply to Affiliates of Safeco in accordance with the following:

(A) References to “Safeco,” include Affiliates of Safeco unless otherwise expressly stated.

(B) References to the business, operations, methodologies, policies, procedures and the like of “Safeco,” include Affiliates of the applicable Safeco entity to the extent such Affiliates are receiving Services.

(v) References to Manager include Manager’s Affiliates, agents, contractors and subcontractors where, and to the extent, such Affiliates, agents, contractors and subcontractors are providing services related to the Services.

3.	Term.

(a) Initial Term. The initial term (“Initial Term”) of this Agreement will begin on the Effective Date and will continue until 11:59 p.m. (Pacific Time) on the third anniversary of the Effective Date, unless terminated earlier in accordance with Section 25 or extended in accordance with Section 3(b).

(b) Automatic Renewal. This Agreement will be automatically renewed for an additional 12 month term on the last day of the Initial Term and on each annual anniversary thereafter (each an “Expiration Date”) unless Safeco provides written notice to Manager of its intent to terminate this Agreement no less than 90 days prior to an Expiration Date or unless Manager provides written notice to Safeco of its intent to terminate this Agreement no less than 270 days prior to an Expiration Date. The Initial Term, plus any extensions if applicable, will constitute the “Term”.

4.	Transition.

The Parties will negotiate in good faith with the goal of developing a transition plan (the “Transition Plan”) as soon as possible following the Effective Date pursuant to which Manager will be able to commence providing the Services described in Section 5 below. Each Party’s responsibilities with respect to the Transition will include:

(i) performing the services, functions and responsibilities assigned to such Party under the Transition Plan in accordance with the schedule set forth therein;

(ii) providing for such knowledge transfer activities as are necessary or, in the Manager’s opinion, advisable to enable Manager to provide and Safeco to receive and utilize the Services in accordance with this Agreement;

(iii) paying its own costs associated with the Transition Plan;

(iv) executing the Transition Plan without causing any material disruption to the portion of Safeco’s business operations that do not involve the Services; and

(v) otherwise performing such activities as are necessary or, in the Manager’s opinion, advisable to enable Manager to provide the Services and for Safeco to receive and utilize the Services in accordance with this Agreement.

5.	Services.

(a) Investment Management Services. Manager shall provide to Safeco a proposed initial asset allocation framework in respect of all investments held by or on behalf of Safeco based on the investment objectives Safeco is seeking to achieve for Safeco’s review no later than July 10, 2007 (or such other date as the Parties may mutually establish) and after discussing such proposed framework with Manager, Safeco shall, once it has accepted such proposed framework, provide its written approval thereof (as so approved by Safeco, the “Investment Strategy”). Effective as of the close of business June 30, 2007 Manager shall commence providing the other investment management services and functions and perform the related investment management responsibilities described in this Agreement and Schedule B-1 (Investment Management Services), as they may be supplemented, enhanced, modified or replaced in accordance with the terms hereof from time to time (collectively, the “Investment Management Services”) with respect to the assets in the Portfolio on such date.

(b) Accounting Services. As soon as possible after the Effective Date, Manager shall commence implementation of the investment accounting services with the goal of providing the investment accounting services and functions and the related responsibilities described in this Agreement and Schedule B-2 (Accounting Services), as they may be supplemented, enhanced, modified or replaced in accordance with the terms hereof from time to time, and such additional accounting and related services as the Parties may agree upon in writing from time to time (collectively, the “Accounting Services”) by September 1, 2007 (or such later date as the Parties may mutually establish). As used in this Agreement, the term “Services” will mean, collectively, the Investment Management Services and the Accounting Services.

(c) Compliance with Safeco Policies. Attached hereto as Schedule C (Investment Guidelines) are Safeco’s investment guidelines in effect as of the Effective Date. Safeco has the right to modify or waive the Investment Guidelines in writing in its sole discretion. Safeco shall also advise the Manager in writing from time to time of its state securities on deposit and reserve requirements and its policies and practices in respect of the application of accounting standards under GAAP and tax laws (collectively with the Investment Guidelines, the “Safeco Policies”). Safeco shall provide Manager with any proposed changes to the Safeco Policies with as much advance notice as is possible under the circumstances. The Manager agrees to provide the Services in accordance with the most recent Safeco Policies it has received in writing from Safeco. Promptly after the Manager becomes aware of any failure to comply with any of the Safeco Policies (whether due to a change applicable Law, a change in policy, the application of market forces outside of the Manager’s control or otherwise), Manager will inform Safeco in writing of such situation and the anticipated impact of such non-compliance. Manager and Safeco agree to thereafter confer to formulate an action plan for minimizing or eliminating the impact of such noncompliance.

(d) Compliance with Laws.

(i) Generally. Manager shall comply with all Laws applicable to Manager and, subject to the receipt of the Safeco Policies and other information to be provided by Safeco pursuant to Section 5, to the provision of the Services, and shall obtain all applicable permits and licenses required of Manager in connection with its obligations under this Agreement. Manager will perform its obligations hereunder in compliance with applicable Laws.

(ii) Compliance with State Insurance Laws. Manager agrees to perform the Services in a manner that ensures compliance by Safeco with the Laws relating to the management of insurance company assets in effect in each state in which Safeco is domiciled (the “Regulatory Requirements”), including preparing Schedule D (Investment Detail) in compliance with the National Association of Insurance Commissioners’ (“NAIC”) manuals and making all filings with the NAIC’s Security Valuation Office (the “NAIC-SVO”). Safeco agrees to provide Manager with a list, as updated from time to time, of the states in which it is domiciled. Manager also agrees to promptly notify Safeco of any changes in the Regulatory Requirements that Manager reasonably expects to impact the provision of the Investment Management Services.

(iii) Certain Securities and Exchange Commission Filings. Manager agrees to make all required filings on behalf of Safeco under Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”).

(iv) Compliance with Accounting and Tax Matters. Safeco shall comply, and shall adopt Safeco Policies that are in compliance, with any applicable accounting principles and policies and applicable tax laws, rules and regulations in connection with the Accounting Services. Safeco also agrees to promptly notify Manager of any changes in such accounting principles and policies and such tax laws, rules and regulations that Safeco reasonably expects to impact the provision of the Accounting Services.

6.	Appointment and Authority of Manager.

(a) Appointment. Safeco hereby appoints Manager (i) as its attorney-in-fact to provide the Investment Management Services with respect to all of Safeco’s investment assets held in custody by the Custodian at the Effective Date, together with any additions or withdrawals made therefrom by Safeco from time to time, and the income and sales proceeds from the investment of such assets (collectively, the “Portfolio”), all in accordance with the terms of this Agreement, and (ii) to provide the Accounting Services.

(b) Management of Portfolio. Subject to the Investment Strategy, the Safeco Policies, Section 5(c) and any other limitations and restrictions set out in this Agreement, Safeco hereby grants Manager full discretionary authority to buy, sell, exchange, and otherwise trade any asset in or for the Portfolio on Safeco’s behalf, including without limitation, the power to execute swap, futures, options and other agreements with counterparties on Safeco’s behalf as the Manager deems appropriate from time to time in order to provide the Investment Management Services. Safeco hereby authorizes Manager to enter into agreements and execute any documents required to effect transactions for the Portfolio in accordance with this Agreement. In making investment decisions, Manager shall only be obligated to take into account the assets it manages in the Portfolio and not any other assets owned by Safeco, but not then managed by Manager. Notwithstanding anything in this Agreement to the contrary, Safeco may direct the Manager with respect to securities transactions, and in particular may set limits on such transactions that result in realized losses or gains, in writing (including electronically, by wire or other written form of communication) from time to time and Manager will comply with such written directives. Until such time as a written directive to the contrary is provided to Manager, Manager shall not sell or otherwise dispose of any security in a transaction that would result in a realized GAAP loss (unless Safeco approves of each such proposed transaction in advance and in writing in each instance). Manager will provide monthly reporting on the reasons for each such sale at a GAAP loss.

(c) Brokerage. To carry out any transactions involving the Portfolio, Safeco authorizes Manager to issue instructions to brokers and dealers selected by Manager. Manager shall effect all purchases and sales of securities in a manner consistent with the principles of best execution, taking into account net price (including commissions), execution capability and other services which the broker may provide. To the extent permitted by applicable Law and subject always to its fiduciary obligations and the terms of this Agreement, Manager is hereby authorized to effect such transactions with or through Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch International, and any other firm that may be presumed an affiliate of the Manager (“Affiliated Broker-Dealers”). Manager shall allocate portfolio transactions to such brokers and dealers for execution on such markets at such prices and at such commission rates as in its good faith judgment Manager believes are in the best interest of the Portfolio. In making this determination, Manager may take into consideration not only the available prices and rates of brokerage commissions, but also other relevant factors (such as, without limitation, execution capabilities, research and other services provided by such brokers or dealers that are expected to enhance the general portfolio management of Manager) without having to demonstrate that such factors are of direct benefit to the Portfolio.

(d) Voting Securities. Manager shall have full discretionary authority with respect to voting any public or private securities, including proxies, or will delegate discretion with respect to voting such securities to a third party. Manager agrees to report its voting decisions with respect to securities in the Portfolio to Safeco in writing at least semi-annually.

(e) Affiliated Transactions. From time to time, when determined by Manager to be in the best interest of Safeco, Manager may, on behalf of the Portfolio, purchase securities from or sell securities to another account (including, without limitation, public or private collective investment vehicles) managed, maintained or trusteed by Manager or one of its Affiliates at prevailing market levels in accordance with applicable law and utilizing, with respect to pricing,

Manager’s procedures under Rule 17a-7(b) of the Investment Company Act of 1940 or such other pricing methodology determined to be fair and equitable to Safeco in Manager’s good faith judgment. Manager agrees to report any such purchases or sales to Safeco in writing at least quarterly. Manager’s authority to effect any such affiliated transactions is terminable by Safeco at will without penalty, effective upon receipt by Manager of written notice from Safeco.

Manager and any Affiliated Broker-Dealers are also hereby authorized by Safeco to execute agency cross transactions on behalf of the Portfolio in accordance with Manager’s internal policies and procedures governing such transactions. Manager and its Affiliated Broker-Dealers may receive commissions from, and therefore may have a potentially conflicting division of loyalties and responsibilities regarding, both parties to an agency cross transaction. Safeco understands that its authority to Manager to effect agency cross transactions for Safeco is terminable at will without penalty, effective upon receipt by Manager of written notice from Safeco.

If the Portfolio Account is subject to Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, Safeco authorizes Manager’s Affiliated Broker-Dealers that may be members of a U.S. securities exchange, or have the right to trade on such an exchange, to execute transactions on such exchange for the Portfolio in accordance with the terms of this Agreement.

7.	Manager Personnel and Subcontractors.

(a) Manager Personnel. Manager agrees to assign an adequate number of Manager Personnel to perform the Services. All Manager Personnel will be, in Manager’s good faith belief, properly trained and fully qualified to perform the Services they are to perform.

(b) Manager Relationship Executives. Manager will designate an individual to serve as the “Manager Relationship Executive” for each of the Investment Management Services and the Accounting Services. Each Manager Relationship Executive will generally serve as the single point of contact for Manager for the applicable Services under this Agreement. Manager agrees to make each Manager Relationship Executive, or his or her named back-up designee, generally available to Safeco during Safeco’s normal business hours. Before assigning any new individual to serve as a Manager Relationship Executive, Manager shall notify Safeco of the proposed assignment, introduce the individual to appropriate Safeco representatives, provide such representatives upon request with an opportunity to meet the individual, and provide Safeco with biographical data regarding such person.

(c) Use of Subcontractors.

(i) Manager shall not delegate any of its Investment Management Services obligations to any person in which Manager owns less than 80% or more of the equity and voting securities of such person without Safeco’s prior written consent.

(ii) In the event Manager elects to delegate any of its Accounting Services obligations to any subcontractor (other than the specific subcontractor separately disclosed to Safeco prior to the Effective Date with respect to the general scope of service provided at the Effective Date), Manager shall notify Safeco of the delegation and promptly respond to any questions Safeco may have with respect to such subcontractor, including information about its experience, qualification, policies, procedures, controls, and the scope of the services under the proposed subcontract. Manager shall have the right to subcontract portions of the Accounting Services hereunder provided that (x) such delegation does not degrade the quality or timeliness of the Accounting Services as previously provided by Manager, and (y) Manager ensures that such subcontractor is contractually bound to maintain confidentiality of Safeco’s information to at least the extent provided in this Agreement. The Manager shall also comply with Section 15(b) below as applicable.

(iii) Manager shall have the right, at its discretion, to delegate any or all of its obligations under this Agreement to any person in which Manager owns at least 80% of the equity and voting securities of such person.

(iv) Notwithstanding any provision of this Section 7(c), Manager shall remain liable and responsible for the performance of the Services in accordance with this Agreement. Manager will remain responsible for any obligations, services and functions performed by subcontractors or Affiliates (as the case may be) to the same extent as if Manager performed such obligations, services and functions itself, and for purposes of this Agreement, such work will be deemed work performed by Manager. Manager shall be responsible for all payments to its subcontractors or Affiliates.

8.	Appointment of Custodian and Account.

(a) Appointment of Custodian.

(i) The assets of the Portfolio shall be held in an account (the “Account”) held by a custodian Safeco has appointed in respect of the Portfolio (the “Custodian”). Safeco shall authorize Manager to issue instructions to the Custodian as appropriate in connection with the settlement of transactions involving Portfolio assets. Safeco acknowledges that Custodian will directly charge Safeco fees for its services as are set forth separately by Custodian, the payment of which will be solely the obligation of Safeco.

(ii) Safeco agrees to instruct its Custodian to provide Manager (at Safeco’s request, on Custodian’s initiative, or at Manager’s request) with Custodian’s reports and other information that Manager requires to perform the Services hereunder. Such instructions will remain in force during the Term. Manager is hereby authorized to communicate with the Custodian regarding Safeco’s accounts and portfolios regarding reports and information provided by or pertaining to Safeco, the Custodian, or Manager. Manager is not liable for the acts or omissions of the Custodian.

(b) Composition of the Account. The Account will consist of such cash, securities, futures, options, and other financial instruments which from time to time are placed in the Account or which will become part of the Account (including dividends or interest that is not otherwise transferred out of the Account). Safeco at any time may make additions to and withdrawals from the Account, provided however, that all additions and withdrawals will be made after giving Manager timely written notice.

9.	Account Statements and Reports.

(a) Manager will provide Safeco with a statement of the Portfolio as soon as reasonably possible following the close of each month during the Term. Upon request and at the expense of Safeco, Manager will send copies of statements of the Portfolio to such other persons as Safeco designates in writing.

(b) Manager will provide to Safeco, in electronic format and hard copy, such reports as are specified in Schedule B-2 (Accounting Services) and such reports as are standard and available in connection with providing Investment Management Services and such other reports as are agreed upon from time to time.

(c) Safeco may request that Manager (i) provide ad hoc reporting, including creating and producing non-routine reports, data queries and analyses using information on Safeco’s and / or Manager’s Systems, or (ii) assist Safeco in performing this activity. Manager will consider such request in good faith and will endeavor to provide such reporting if reasonably available within Manager’s reporting framework. Manager shall advise Safeco in writing if such additional reporting will result in an additional charge prior to undertaking any activity that may result in any additional charge. Safeco must approve of any proposed additional charge in writing. If Safeco refuses any additional, reasonable charge proposed by Manager under subsections (b) or (c) of this Section 9, Manager will not be obligated to provide the additional reports or assistance.

(d) All routine and mutually agreed ad hoc reports will be provided by Manager on a time frame agreed upon by the Parties.

(e) Manager will provide Safeco with password-protected access to a website hosted by Manager that displays end of day trading and portfolio positions data that is available on the next Business Day.

10.	Valuation.

Manager shall value securities in the Portfolio in accordance with Manager’s Pricing Policy (attached as Exhibit 1 to Schedule D (Fees)) for purposes of calculating the Fees described in Section 11. Manager shall value securities in the Portfolio in accordance with GAAP and the Safeco Policies for purposes of preparing reports in connection with providing the Accounting Services.

11.	Fees.

(a) Fees.

Manager shall be entitled to receive an annual fee calculated in accordance with the formula set forth in Schedule D (Fees) and payable quarterly in arrears (the “Fees”). The Fees shall commence on the date Manager first is providing the Investment Management Services for the Portfolio. As soon as practicable following the end of each calendar quarter, Manager shall provide to Safeco a statement setting forth its calculation of the Fees for such quarter. Safeco shall confirm the calculation of such Fees and, if correct, pay them by check, wire transfer or other electronic bank transfer within thirty (30) days of Safeco’s receipt of Manager’s Fee statement.

(b) Pro-ration of Fees. In the event that a fee period under this Agreement is less than one full quarter, then the Fee for the period shall be the product obtained by multiplying a full quarterly fee by a fraction, the numerator of which shall be the number of days this Agreement is in effect prior to the end of the calendar quarter and the denominator of which shall be 90.

(c) No Other Amounts Payable. Other than the fees specified in Section 11(a) and as expressly provided in Schedules B-2 and D to this Agreement and as may be agreed in writing from time to time for changed or additional services, Safeco shall not be required to pay Manager any additional amounts whatsoever for the Services, including (i) Manager’s costs and expenses incurred in performing the Services for materials, supplies, services, travel, room and board, (ii) Manager’s overhead costs (or allocations thereof), administrative expenses or other markups, (iii) expenses related to buying and selling assets in the Portfolio (other than Portfolio trading costs, which shall be paid by Safeco), or (iv) Manager’s auditor’s fees and expenses.

(d) Taxes. Manager will pay all federal, state and local taxes and duties that relate to or arise out of the Services provided under this Agreement, except for (A) sales and use taxes that by Law must be added to Manager’s charges, which will be separately itemized on all invoices provided to Safeco, and (B) any fees, taxes, trading commissions or other charges (including markups) relating to or arising out of the effecting of securities transactions for the Portfolio. The Parties agree to cooperate fully with each other to enable each Party to accurately determine its own tax liability and minimize such liability to the extent legally permissible.

12.	Safeco Property.

(a) Generally. As between Safeco and Manager, all right, title and interest in and to the Safeco Data and information made or provided by Safeco will remain the exclusive property of Safeco. To the extent necessary to provide the Services, Safeco hereby grants to Manager, solely to provide the Services, a non-exclusive, non-transferable, fully paid-up and royalty-free, limited right to access and use of such Safeco Data; provided, however the rights granted to Manager hereunder will automatically expire effective upon the earlier of (A) the date upon which Manager is no longer, for any reason, providing any Service to Safeco, and (B) the expiration or earlier termination of this Agreement.

(b) Safeco Marks. As between Safeco and Manager, all right, title and interest in and to the Safeco Marks will remain the exclusive property of Safeco. Manager will not use the Safeco Marks for any purpose whatsoever without the prior written consent of Safeco, which may be withheld in Safeco’s sole discretion. Manager’s use of the Safeco Marks will be at all times consistent with all of Safeco’s restrictions, requirements and directions pertaining to such use, and Safeco’s consent to Manager’s use of Safeco Marks may be withdrawn at any time and for any reason, in Safeco’s sole discretion.

13.	Safeco Responsibilities and Savings Clause.

(a) Safeco Relationship Manager. Safeco will designate one individual to whom operational communications or notices under this Agreement may be addressed (the “Safeco Relationship Manager”) for each of Investment Management Services related matters and Accounting Services related matters. Each Safeco Relationship Manager or his or her designee will be the principal point of contact for obtaining decisions, information, approvals and acceptances in connection with this Agreement within their functional area. Only personnel as expressly so designated in writing by a Safeco Relationship Manager with respect to their functional area will be authorized to make commitments on the part of Safeco that commit Safeco resources or require approval under this Agreement.

(b) Additional Safeco Responsibilities. In addition to Safeco’s responsibilities as expressly set forth elsewhere in this Agreement, Safeco will cooperate with Manager by making available management, information, data, records, approvals and acceptances as reasonably requested by Manager, as well as Safeco plans that could affect the Services, so that Manager may accomplish its obligations and responsibilities under this Agreement. Safeco shall use reasonable care and diligence in reviewing the reports provided to it by Manager hereunder. The foregoing is not intended to reduce or otherwise alter any of Manager’s obligations to timely prepare or provide reports or other accounting information to Safeco or to respond to any questions or issues Safeco may raise with any Manager report or data as may be otherwise required hereunder. Manager shall not be relieved of any of its obligations under this Agreement whether or not Safeco exercises reasonable care and diligence in reviewing Manager’s reports.

14.	Audit Rights.

(a) Maintenance of Audit Trail and Records. Commencing on the Effective Date and continuing throughout the Term, Manager will maintain the Records and a complete audit trail of financial and non-financial transactions resulting from this Agreement consistent with the best business practices implemented by insurance companies similar to Safeco. Manager will not destroy or otherwise dispose of any Records without the prior written consent of Safeco, which consent may be withheld in Safeco’s sole discretion.

(b) Access to Records; Audit Rights.

(i) Manager will provide to Safeco and its auditors, inspectors, regulators and other representatives such reasonable assistance as they reasonably require and will cooperate with Safeco or its auditors and other representatives in connection with audit functions and with regard to examinations by regulatory authorities. As requested by Safeco, appropriate Manager personnel will meet with representatives of Safeco in order to provide such information as reasonably requested by Safeco, and to respond to questions from such representatives, so as to comply with the requirements of this Article.

(ii) Safeco may perform audits or inspections of Manager, upon reasonable prior written notice during Manager’s normal business hours and use reasonable efforts to avoid impairing Manager’s ability to provide services to its clients, to: (A) respond to audits, inspections, inquiries, subpoenas or litigation against Safeco that relate to the Services being provided by Manager; (B) verify any invoices, payments, or claims submitted by Manager; or (C) examine Manager’s performance of the Services and compliance with the terms of this Agreement, including performing audits: (1) of internal controls, practices and procedures as may be requested by Safeco’s external auditors or other third party regulators; (2) of physical and technical security practices and procedures (excluding direct access to any of Manager’s Systems); (3) of disaster recovery, back-up and business continuity practices; (4) of conformance to the Investment Strategy, Investment Guidelines and other Safeco Policies; and (5) as reasonably necessary to enable Safeco to meet, or to confirm that Manager is meeting, applicable Laws. Such audits or inspections in the case of (B) and (C) may occur not more frequently than annually (except that if the nature of the inquiry or review is to follow-up on and test any material weakness in internal controls or other material deficiency found in a previous review or audit, then to that extent access for such follow-up of an audit will be provided as often as quarterly).

(c) Audit Follow-Up. Following an audit or inspection, Safeco may conduct, or request its auditors or examiners to conduct, an exit conference with Manager to obtain factual concurrence with issues identified in such audit or inspection. Manager and Safeco will, at Safeco’s request, meet to review each audit report promptly after the issuance thereof and to mutually agree upon the appropriate manner, if any, in which to respond to the changes suggested by the audit report.

(d) Third Party Findings. Manager will provide to Safeco, promptly upon Manager’s receipt thereof, and to the extent it is legally permissible to do so, any audit or regulatory findings or reports that in any manner involve Safeco or its Account or that would if true, materially and adversely impair Manager’s ability to perform any substantial part of the Services hereunder.

15.	SAS 70 Type 2 Compliance and Sarbanes-Oxley Requirements.

(a) Manager Obligation. Manager will obtain a SAS 70 Type 2 Report annually during the Term. Manager will bear all costs and expenses associated with obtaining and delivering each SAS 70 Type 2 Report. Manager will deliver each such SAS 70 Type 2 Report to Safeco within ten (10) Business Days of Manager’s receipt. It is the expectation of the Parties that the delivery will take place in the month of December each year.

(b) Manager Subcontractor Obligations. If any material portion of the Accounting Services (but excluding, however, any technology infrastructure-related services) is subcontracted by Manager to a subcontractor pursuant to Section 7(c) above and such subcontracting includes any key accounting control(s) included in Manager’s SAS 70 Type 2 Report with respect to the Accounting Services, Manager will use its best commercially reasonable efforts to procure a SAS 70 Type 2 Report (or substantially similar report) from the subcontractor that covers such affected key accounting control(s). In the unlikely event that such a SAS 70 Type 2 report is not available from such subcontractor, Manager must obtain Safeco’s prior written approval to utilize such subcontractor for Safeco-related work, such approval not to be unreasonably withheld or delayed. If Safeco approves of such subcontractor despite the lack of a SAS 70 Type 2 Report, Manager will work in good faith to obtain other suitable documentation concerning such subcontractor describing its policies or procedures for such affected key accounting control(s) and will agree upon reasonable audit and test procedures with respect thereto. Upon Safeco’s request, Manager will use its commercially reasonable efforts to procure such additional information as Safeco may request with respect to such subcontractor to enable Safeco to obtain reasonable comfort with such arrangement.

(c) SAS 70 Gap Period. Upon Safeco’s request, Manager shall also issue a letter to Safeco in the month following each quarter-end stating that there have been no (i) material changes in the controls covered by the annual SAS 70 Type 2 Report or (ii) changes to the manner in which the Services are provided or operated that would reasonably be expected to have any material impact on the content of the SAS 70 Type 2 Report.

(d) Sarbanes-Oxley Requirements. Manager recognizes that Safeco will be subject to Sarbanes-Oxley Requirements. From time to time, upon Safeco’s reasonable request, the Parties will meet together to discuss any new or additional Sarbanes-Oxley Requirements and related Safeco compliance measures and financial reporting related to the Services provided by Manager. The Parties will cooperate in good faith to determine in scope any reasonable documentation or assistance that may be requested of Manager and agree upon timeframes and additional costs, if any, that may be applicable with respect to any implementation of such new or additional Sarbanes-Oxley Requirements. Control objectives contained in Manager’s SAS 70 Type 2 Reports will include key controls that support (but do not replace) Safeco’s Financial Reporting Control Objectives set forth in Schedule E. Safeco acknowledges and agrees that Manager’s most recent SAS 70 Type 2 Reports delivered to Safeco prior to the Effective Date do include key controls that support such Financial Reporting Control Objectives. Manager will continue to maintain a control framework that is consistent with and comparable to those contained in its most recent SAS 70 Type 2 Reports delivered to Safeco prior to the Effective Date.

16.	Confidentiality.

(a) Confidential Information. Each Party (a “Receiving Party”) will be furnished with, receive or otherwise have access to information of or concerning the other Party (a “Disclosing Party”) that the Disclosing Party considers to be confidential, a trade secret or otherwise restricted. As used in this Agreement, “Confidential Information” will mean all information, in any form, furnished or made available directly or indirectly by a Disclosing Party to the other that is marked confidential, restricted, or with a similar designation. In addition, the following, whether or not so marked, will be Confidential Information of Safeco: (i) Safeco Data; (ii) all information relating to or contained in the Investment Strategy, Investment Guidelines, the Portfolio and the Account; (iii) documents, correspondence, communications, data and other materials or information provided to Manager that pertain to (A) Safeco or its operations, finances, plans, affairs and businesses, or (B) the existence of the relationship between Manager and Safeco and the nature and extent of the Services. The terms and conditions of this Agreement will be Confidential Information of both parties. In addition, the following, whether or not so marked, will be Confidential Information of Manager: (i) Manager’s risk analytic reports, methodologies and any other processes or other information Manager designates as proprietary; (ii) documents, correspondence, communications, data and other materials or information provided to Safeco that pertain to Manager’s finances and plans; (iii) information provided pursuant to Section 14(d); and (iv) the SAS 70 Type 2 Reports of Manager provided hereunder.

(b) Obligations with Respect to Confidential Information. Manager will not use Safeco Confidential Information for any purpose other than to perform its obligations under this Agreement and will not disclose to any third party any Safeco Confidential Information, except as expressly permitted under this Agreement or expressly authorized in writing by Safeco. Safeco will not use Manager Confidential Information for any purpose other than to obtain the benefit of the Services under this Agreement, perform its obligations under this Agreement or to use, as contemplated, the deliverables from Manager under this Agreement and will not disclose to any third party (other than its auditors and advisors as necessary) any Manager Confidential Information, except as expressly permitted under this Agreement or expressly authorized in writing by Manager. Each Party may share Confidential Information of the other with its responsible employees who have a need to know such Confidential Information to perform their duties and may disclose Confidential Information of the other to other properly authorized third parties in the normal course of business (e.g., accountants, agents and subcontractors, lawyers and data vendors), as and to the extent necessary for performance or use of the Services, so long as such other third parties first agree or have agreed in writing to the obligations at least as protective as those set forth in this Article. Except to the extent that applicable Law requires stronger measures, each Party will use at least the same degree of care as it employs to avoid unauthorized disclosure of its own confidential or proprietary information (but in no event less than a reasonable degree of care) to prevent disclosing Confidential Information of the other Party to third parties. Each Party will cause its employees to comply with the provisions of this Section 16. The obligations set forth in this Section 16 will apply to Confidential Information provided, furnished or otherwise disclosed to the other Party prior to and following the Effective Date.

The Parties acknowledge and agree that the performance of their respective obligations under this Agreement will not include the provision or receipt of “non-public personal information” (as such information is defined in the Gramm-Leach-Bliley Act and other applicable Law, “NPPI”), about either Party’s employees, claimants, customers, prospective customers or other individuals, as applicable. Notwithstanding the foregoing, in the event of any inadvertent disclosure or receipt of such NPPI, the receiving Party will not use or disclose such NPPI for purposes other than those necessary to carry out its obligations under this Agreement (and in such case any such use or disclosure will be in accordance with the provisions of this Agreement) or as permitted by applicable Law.

(c) Exclusions. Confidential Information does not include, and Section 16(b) will not apply to, information that: (i) is or subsequently becomes published or available to the public through no fault of the Receiving Party or the Receiving Party’s agent; (ii) was received by the Receiving Party from a third party who the Receiving Party has no reason to believe does not have a lawful right to disclose such information without any obligation to restrict its further use or disclosure; (iii) was independently developed by the Receiving Party without reference to the Confidential Information of the Disclosing Party, as shown by prior written records; (iv) was in the Receiving Party’s possession or was known to the Receiving Party before it was disclosed to the Receiving Party by the Disclosing Party, as shown by prior written records; or (v) is authorized to be disclosed by a Disclosing Party’s prior written authorization; provided, however, that the exclusions above will not apply to any Safeco Confidential Information containing personally identifiable information or financial information of any individual, which will always be deemed Safeco Confidential Information. In addition, if a Party is required to disclose Confidential Information of the other Party to satisfy the legal requirements of a government body, such disclosure will not violate the provisions of this Section 16 provided that, promptly upon receiving any such request, the Receiving Party (A) advises the Disclosing Party of the request (to the extent that it may legally and practically in the circumstance do so), which notice generally must be sufficient to permit the Disclosing Party to seek a protective order or other appropriate remedy to curtail such disclosure, and (B) the Receiving Party thereafter discloses only that portion of the Confidential Information of the Disclosing Party that is legally required and, as far in advance as practicable, gives the Disclosing Party written notice (unless prohibited by Law and as practicable in the circumstances) of the Confidential Information to be disclosed. It is understood that Safeco expects to file this Agreement under Form 8-K as a material agreement and Safeco will work with Manager in redacting any Manager Confidential Information or other information that is permitted to be redacted under applicable rule.

(d) Return or Destruction of Confidential Information. Upon expiration or termination of this Agreement, and at any time upon a Disclosing Party’s written request, the Receiving Party will promptly return or destroy, as the Disclosing Party may in writing direct, all material in any medium that contains, refers to, or relates to Confidential Information of the Disclosing Party, and retain no copies except as required by applicable Law or the internal policies of the Receiving Party (such as for archival purposes). Notwithstanding a Party’s return or retention of Confidential Information in accordance with this paragraph, all duties and obligations of each Party under this Article with respect to Confidential Information of the other Party will remain in full force and effect.

(e) Loss or Unauthorized Access of Confidential Information. In the event of any unauthorized or impermissible disclosure or loss of, or inability to account for, or any unauthorized access to any Confidential Information of a Party, the other Party will promptly: (i) notify the Party whose Confidential Information has been disclosed, lost or accessed of the circumstances of such disclosure, loss or access and the nature and content of the Confidential Information so disclosed, lost or accessed; (ii) take such actions as may be necessary or reasonably requested by the Party whose Confidential Information has been disclosed, lost or accessed to minimize the extent of any impacts of such disclosure, loss or access; (iii) take such actions as may be required by applicable Law; (iv) maintain all records of, and all records or other information pertaining to such disclosure, loss or access, including the results of any investigation by such Party or investigation by law enforcement officials; and (v) cooperate in all reasonable respects with the Party whose Confidential Information has been disclosed, lost or accessed and take such measures as necessary to minimize the likelihood of future unauthorized disclosures.

(f) No Implied Rights. Confidential Information of each Party will remain its property. Nothing contained in this Article will be construed as obligating a Party to disclose its Confidential Information to the other, or as granting to or conferring to the other Party, expressly or impliedly, any rights or license to the Confidential Information of a Party, except to the extent that any such obligation or grant is provided by another provision of this Agreement.

17.	Representations and Warranties of Safeco. Safeco represents and warrants that:

(a) it has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement;

(b) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite corporate action on the part of Safeco;

(c) the execution, delivery and performance of this Agreement and the consummation of this Agreement will not constitute a default under any contract by which Safeco or any of Safeco’s assets are bound; or an event that would, with notice or lapse of time, or both, constitute such a default; and

(d) it has the requisite power and authority to disclose the Safeco Data to Manager and the disclosure of such Safeco Data to Manager will not infringe the third party proprietary rights of any person.

18.	Representations, Warranties and Covenants of Manager. Manager represents, warrants and covenants that:

(a) it has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement;

(b) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite corporate action on the part of Manager;

(c) the execution, delivery and performance of this Agreement and the consummation of this Agreement will not constitute a default under any contract by which Manager or any of Manager’s assets are bound; or an event that would, with notice or lapse of time, or both, constitute such a default;

(d) it is registered as an investment advisor under the Advisers Act, and agrees that it will promptly notify Safeco of any change in this status;

(e) the Services will be rendered with promptness and diligence and will be executed by qualified personnel in accordance with the practices and professional standards used by similar investment management firms performing services similar to the Services;

(f) Manager is in compliance with all Laws applicable to it, will perform the Services in compliance with all applicable Laws (subject to the receipt of information to be provided to Manager hereunder), and has obtained and will maintain all applicable permits and licenses required of it in connection with its obligations under this Agreement;

(g) Manager will perform the Services in a manner that does not infringe upon the proprietary rights of any third party;

(h) there is no outstanding litigation, arbitrated matter or other dispute to which Manager is a party which, if decided unfavorably to Manager, would have a material adverse effect on Manager’s ability to perform the Services;

(i) Manager has not been, and is currently not, subject to any sanctions by the Securities and Exchange Commission or any other regulatory or administrative entity, except as disclosed in its Form ADV as of the Effective Date;

(j) Manager maintains and will continue to maintain a disaster recovery and business continuity plan that is designed to permit Manager to recover from a disaster and continue providing services to its customers including Safeco. Manager has tested and will continue to update and test its plan on a regular basis to ensure that it is operational throughout the Term; and

(k) as of the Effective Date, Manager is a wholly-owned subsidiary of BlackRock, Inc. and is the operating entity which operates as the primary fixed income manager and provider of investment accounting and risk management services in the BlackRock group. As of the Effective Date, a majority of the BlackRock Solutions business operations are conducted within the Manager entity. If the business of Manager substantially changes in a manner that may impair the ability of Manager to perform its obligations hereunder, Manager will promptly notify Safeco and provide reasonable assurances of Manager’s means of continuing to provide the Services and support its obligations hereunder.

19.	Disclaimer. OTHER THAN AS PROVIDED IN THIS AGREEMENT, NEITHER PARTY PROVIDES ANY EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

20.	Insurance Requirements.

(a) Insurance Coverage. Manager will, during the Term, secure and maintain, at its sole cost and expense, the minimum insurance coverage set forth in Schedule F (Manager Insurance Requirements). Safeco’s specification or approval of the insurance in this Agreement or its amount will not relieve or decrease the liability of Manager for its negligence.

(b) Insurance Conditions.

(i) The insurance policies described in Schedule F (Manager Insurance Requirements) will be primary, and all coverage will be non-contributing with respect to any other insurance or self-insurance which may be maintained by Safeco. All coverage required by Section 20(a) will include a waiver of subrogation (except for items (ii), (vii), (viii) and (ix) on Schedule F (Manager Insurance Requirements)) and a waiver of any insured-versus-insured exclusion regarding Safeco. To the extent any coverage is written on a claims-made basis, it will have a retroactive date prior to the Effective Date and will allow for reporting of claims for at least one year after the Term.

(ii) Manager will cause its insurers to issue certificates of insurance evidencing that the coverage and policy endorsements required under this Agreement are maintained in force and that Manager will endeavor to give not less than 30-days’ written notice given to Safeco prior to any material, adverse modification, cancellation or non-renewal of the policies. The insurers selected by Manager will have an A.M. Best rating of A- or better and with a financial size category of at least Class VII or, if such ratings are no longer available, with a comparable rating from a recognized insurance rating agency. Manager will assure that its subcontractors, if any, used in its provision of the Services maintain insurance coverage in such amounts as are reasonable and customary in the applicable industry.

(iii) In the case of loss or damage or other event that requires notice or other action under the terms of any insurance policy specified in this Article, Manager will be solely responsible to take such action.

(c) Risk of Loss. Each Party will be responsible for risk of loss of, and damage to, any equipment, software or other materials in its possession or under its control, except to the extent the loss or damage is caused by the other Party or its agents.

21.	Indemnification by Manager. Subject to Article 24 and in accordance with the procedures set out in Article 23, Manager will indemnify Safeco and its Affiliates and their respective officers, directors, employees, agents, successors and assigns from, and defend and hold Safeco harmless from and against, any Losses suffered, incurred or sustained by Safeco or to which Safeco becomes subject, resulting from, arising out of or relating to any claim:

(a) that the Services infringe upon the proprietary rights of any third party, except to the extent such claim is caused by Safeco;

(b) relating to the inaccuracy, untruthfulness or breach of any covenant, representation or warranty made by Manager under this Agreement;

(c) relating to Manager’s failure to comply with any applicable Law;

(d) relating to any amounts, including taxes, interest and penalties, assessed against Safeco that are the obligation of Manager pursuant to Section 11(d);

(e) any governmental fines, assessments or penalties (imposed on Safeco) arising from Manager’s breach (whether by act or omission) of Manager’s obligations under this Agreement;

(f) relating to personal injury (including death) or tangible personal property damage or real property loss or damage resulting from Manager’s acts or omissions constituting breach of this Agreement or from Manager’s actual misconduct, gross negligence, willful violation of any applicable Law or reckless disregard for its duties;

(g) relating to the Accounting Services, but only to the extent such Losses arise out of Manager’s gross negligence, fraud, or illegal acts and are not attributable to Safeco’s acts or omissions; and

(h) relating to a breach of Article 16.

Manager will indemnify Safeco from any costs and expenses incurred in connection with the enforcement of this Article.

22.	Indemnification by Safeco. Subject to Article 24 and in accordance with the procedures set out in Article 23, Safeco will indemnify Manager and its Affiliates and their respective officers, directors, employees, agents, successors and assigns from, and defend and hold Manager harmless from and against, any Losses suffered, incurred or sustained by Manager or to which Manager becomes subject, resulting from, arising out of or relating to any claim:

(a) relating to the inaccuracy, untruthfulness or breach of any covenant, representation or warranty made by Safeco under this Agreement;

(b) relating to personal injury (including death) or tangible personal property damage or real property loss or damage resulting from Safeco’s acts or omissions constituting breach of this Agreement or from Safeco’s actual misconduct, gross negligence, willful violation of any applicable Law or reckless disregard for its duties;

(c) relating to Safeco’s failure to comply with applicable Law or any errors, misstatements or omissions in the Safeco Policies;

(d) relating to a breach of Article 16; and

(e) relating to the Accounting Services, except to the extent any Losses have resulted from the gross negligence, fraud, or illegal acts of Manager.

Safeco will indemnify Manager from any costs and expenses incurred in connection with the enforcement of this Article.

23.	Indemnification Procedures. With respect to third party claims the following procedures will apply:

(a) Promptly after receipt by any entity entitled to indemnification under Article 21 or Article 22 of notice of the assertion or the commencement of any action, proceeding or other claim by a third party in respect of which the indemnitee will seek indemnification pursuant to any such Article, the indemnitee will notify the indemnitor of such claim in writing. No failure to so notify an indemnitor will relieve it of its obligations under this Agreement except to the extent that it can demonstrate actual prejudice attributable to such failure. Within 15 days following receipt of written notice from the indemnitee relating to any claim, but no later than 10 days before the date on which any response to a complaint or summons is due, the indemnitor will notify the indemnitee in writing if the indemnitor acknowledges its indemnification obligation and elects to assume control of the defense and settlement of that claim (a “Notice of Election”).

(b) If the indemnitor delivers a Notice of Election relating to any claim within the required notice period, the indemnitor will be entitled to have sole control over the defense and settlement of such claim provided that: (i) the indemnitee will be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; and (ii) the indemnitor will obtain the prior written approval of the indemnitee before entering into any settlement of such claim or ceasing to defend against such claim. After the indemnitor has delivered a Notice of Election relating to any claim in accordance with the preceding paragraph, the indemnitor will not be liable to the indemnitee for any legal expenses incurred by the indemnitee in connection with the defense of that claim. In addition, the indemnitor will not be required to indemnify the indemnitee for any amount paid or payable by the indemnitee in the settlement of any claim for which the indemnitor has delivered a timely Notice of Election if such amount was agreed to without the written consent of the indemnitor.

(c) If the indemnitor does not deliver a Notice of Election relating to a claim, or otherwise fails to acknowledge its indemnification obligation or to assume the defense of a claim, within the required notice period, the indemnitee will have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the indemnitor, including payment of any judgment or award and the costs of settlement or compromise of the claim. The indemnitor will promptly reimburse the indemnitee for all such costs and expenses, including payment of any judgment or award and the costs of settlement or compromise of the claim.

24.	Liability.

(a) Subject to the specific provisions of this Article, it is the intent of the Parties that each Party will be liable to the other Party for any actual damages incurred by the non-breaching Party as a result of the breaching Party’s failure to perform its obligations in the manner required by this Agreement.

(b) IN NO EVENT, WHETHER IN CONTRACT OR IN TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT), WILL A PARTY BE LIABLE FOR INDIRECT OR CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

(c) With respect to the Investment Management Services, Manager, its officers, directors, and employees acting in good faith shall not be liable for any Losses resulting or arising from or in connection with any action, omission, information, or recommendation in connection with this Agreement, except in the case of Manager’s or such officer’s, director’s, or employee’s actual misconduct, breach of this Agreement, negligence, violation of any applicable Law, fraud or reckless disregard for its duties; provided, however, this limitation shall not act to relieve Manager, its officers, directors or employees from any responsibility or liability for any responsibility, obligation or duty which the Manager or such officer, director or employee may have under the U.S. federal securities laws; and provided, further, however, that to the extent any limitations or restrictions contained in the Investment Guidelines and/or Investment Strategy are out of compliance as a result of changes in market value, changes in the capital structure of portfolio companies, additions to or withdrawals from the Account, portfolio rebalancing by Safeco or other non-volitional acts of the Manager, the Manager shall be liable to Safeco only if it fails to advise Safeco of any resulting noncompliance or fails to implement any proposed resolution of the noncompliance.

(d) With respect to the Accounting Services, and not withstanding any other provision of this Agreement to the contrary,

(i) Subject to the limitations set forth in this Section 24(d), Manager, its officers, directors, and employees shall not be liable for any Losses resulting or arising from or in connection with any action, omission, information, or recommendation in connection with this Agreement, except in the case of Manager’s or such officer’s, director’s, or employee’s gross negligence, fraud, or illegal acts. Other than as set forth in Section 21 and this Section 24(d), Manager shall not be liable for any Losses in connection with providing Accounting Services under this Agreement, even if arising out of its mistake in judgment, acts or omissions, or erroneous data or calculations.

(ii) Other than with respect to claims relating to a breach of Section 16 for which there shall be no liability limit, Manager’s liability for Accounting Services in any calendar year shall not exceed in aggregate 40% of the Fees payable under this Agreement in the immediately preceding calendar year (assuming for this purpose that the Fees payable in 2007 are calculated for a full year based on the value of the Portfolio on the Effective Date).

(iii) Manager’s entire liability to Safeco for the Accounting Services is set forth in Section 21 and this Section 24(d).

(e) Each Party will have a duty to mitigate damages for which the other Party is responsible.

25.	Termination.

(a) Termination for cause by either Party. In the event that a Party:

(i) commits a material breach of this Agreement, and does not cure such breach within 30 days after written notice of breach from the non-breaching Party;

(ii) commits numerous breaches of its duties or obligations which collectively constitute a material breach of this Agreement; or

(iii) is subject to regulatory fines, penalties, or censure which may, in the other Party’s reasonable, good faith opinion, adversely and materially impact such other Party’s reputation;

then the other Party may, by giving written notice to the breaching Party and subject to the remaining provisions of this Article 25, terminate this Agreement effective as of 30 days after such notice.

(b) Termination by Manager. In the event that applicable Law changes making it impermissible for Manager to continue to provide the Services, then Manager may by giving written notice to Safeco terminate this Agreement as of a date specified in the notice of termination (which shall be no earlier than nine (9) months or such shorter time as such change in applicable Law becomes effective after the date of such notice).

(c) Termination without Cause by Safeco. Safeco may terminate this Agreement for any reason and without cause at any time by giving Manager at least two months’ prior written notice designating the termination date and paying to Manager on the effective date of termination any amounts then due for Services properly rendered, pro-rated as applicable. Except as provided in this subsection (c) below, no other amounts will be payable by Safeco to Manager to terminate this Agreement pursuant to this Section. In the event that a purported termination for cause by Safeco under Section 25(a) is determined by a competent authority not to be properly a termination for cause, then such termination by Safeco will be deemed to be a termination without cause under this Section 25(c). Notwithstanding any other provision of this Agreement to the contrary, in the event there is both a Change of Control of Safeco and Safeco terminates this Agreement within two years after the Effective Date, then Safeco shall pay Manager an additional one-time fee of $750,000 if such termination is effective within the first year following the Effective Date or of $250,000 if such termination is effective within the second year following the Effective Date. “Change of Control of Safeco” shall mean another entity, directly or indirectly, in a single transaction or series of related transactions, acquires either Control of Safeco or all or substantially all of the assets of Safeco.

(d) Extension of Termination/Expiration Effective Date. Except with respect to a termination by Manager pursuant to Article 25(a) or Article 25(b), Safeco may extend the effective date of any termination/expiration with respect to this Agreement by providing prior written notice to Manager, at its discretion, for a period specified in such notice of up to 180 days following the original effective date of such termination/expiration. The Fees remain payable for Services performed during any extension period.

26.	Termination Assistance.

(a) General. At Safeco’s written request during the Termination Assistance Period, Manager will provide to Safeco such assistance as may be necessary to (i) allow the Services to continue without interruption through the effective date of termination or expiration, (ii) implement the orderly transfer of the Services and Records to Safeco, and (iii) facilitate the timely and efficient conclusion of the overall relationship between Safeco and Manager (such assistance, collectively, the “Termination Assistance”). The Termination Assistance will include (A) all activities reasonably necessary to accomplish the foregoing objectives (Termination Assistance) and (B) the continued provision by Manager of the Services (the “Terminated Services”), in each case, throughout the Termination Assistance Period as so requested by Safeco. The Termination Assistance Period shall be co-extensive with (and not cumulative or not in addition to) any extension of termination pursuant to Section 25(d) above.

(b) Manager Cooperation. In the process of evaluating whether to undertake or allow termination/expiration or renewal of this Agreement, Safeco may consider obtaining, or determine to obtain, offers for performance of services similar to the Services following termination/expiration of this Agreement. As and when reasonably requested by Safeco for use in this process, Manager will provide to Safeco such information and other cooperation regarding performance of the Services as would be reasonably necessary for a third party to prepare an informed, non-qualified offer for such services (other than cost, fee structure, and other financial or economic information). The types of information and level of cooperation to be provided by Manager pursuant to this Section will be no less than those initially provided by Safeco to Manager prior to commencement of this Agreement.

(c) Fees for Termination Assistance. The Fees remain payable for Services performed during the Termination Assistance Period.

27.	Force Majeure.

(a) General. No Party will be liable for any default or delay in the performance of its obligations under this Agreement (i) if and to the extent such default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, riots, civil disorders, or any other cause beyond the reasonable control of such Party (each a “Force Majeure Event”), (ii) provided the non-performing Party is without fault in causing such default or delay, and such default or delay could not have been prevented by reasonable precautions and could not reasonably be circumvented by the non-performing Party through the use of alternate sources, workaround plans or other means (including with respect to Manager by Manager meeting its obligations for performing disaster recovery services as described in this Agreement).

(b) Excused Performance due to Force Majeure. Subject to Section 27(c), in such event, the non-performing Party will be excused from further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use best efforts to recommence performance or observance whenever and to whatever extent possible without delay. Any Party so delayed in its performance will immediately notify the Party to whom performance is due by telephone (to be confirmed in writing within two days of the inception of such delay) and describe at a reasonable level of detail the circumstances causing such delay.

(c) Safeco Rights. If any Force Majeure Event under Section 27(a) substantially prevents, hinders or delays performance of the Services for more than thirty (30) consecutive days, then Safeco may terminate this Agreement without liability to Manager as of a date specified by Safeco in a written notice of termination to Manager. Manager will not have the right to any additional payments from Safeco for costs or expenses incurred by Manager as a result of any Force Majeure Event.

28.	Dispute Resolution. Any dispute between the Parties arising out of or relating to this Agreement, including with respect to the interpretation of any provision of this Agreement and with respect to the performance by Manager or Safeco, will be resolved solely as provided in this Article.

(a) Informal Dispute Resolution. Prior to the initiation of arbitration, as described in this Article, the Parties will attempt to resolve their dispute informally, in accordance with the following:

(i) Either Party may initiate the informal dispute process set forth in this Section 28 by giving a written notice of a dispute (“Notice of Dispute”). Within five business days of delivery of the Notice of Dispute, the applicable Contract Executives will meet (and will continue to meet as often as the Parties reasonably deem necessary) to discuss the problem and attempt to resolve the dispute without the necessity of any formal proceeding.

(ii) If the dispute has not been resolved by the Contract Executives within ten business days of the Notice of Dispute, either Party may escalate the dispute by escalating it to the appropriate senior manager(s) within their organization, which senior managers of each Party will then meet (and continue to meet as often as the Parties reasonably deem necessary) to attempt to resolve such dispute.

(iii) During the course of discussion, all reasonable requests made by a Party to the other for non-privileged information reasonably related to this Agreement will be honored in order that a Party may be fully advised of the other’s position. All negotiations pursuant to this Article will be confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(iv) The specific format for the discussions will be left to the discretion of the designated representatives.

(b) Arbitration. If the dispute has not been resolved within 45 days of the Notice of Dispute, the dispute will be resolved by binding arbitration conducted in Seattle, Washington. Arbitration will be conducted by the American Arbitration Association (“AAA”) in accordance with the Commercial Arbitration Rules of the AAA (“AAA Rules”), provided that notwithstanding any contrary provision within the AAA Rules, the arbitrator must determine the rights and obligations of the Parties according to the substantive laws of the state of Washington.

(c) Selection of Arbitrators; Expenses. The Parties will select an arbitrator, who will be an attorney with at least 10 years experience in commercial and contract Law, provided that if the amount in dispute is greater than $1,000,000, the dispute will be heard by a panel of three arbitrators, with each Party selecting one arbitrator and the AAA selecting the third arbitrator. If the Parties are unable to agree on an arbitrator(s), the arbitrator(s) will be selected according to

AAA Rules. Claims between Manager and Safeco and any subcontractor or agent of Manager will, upon demand by Safeco, be submitted in the same arbitration. Each Party will bear its own expenses and will share equally the fees of the arbitrator(s), provided that the arbitrator(s) will have the discretion to award the prevailing Party all or part of its attorneys’ fees and costs, including the costs of the arbitrator(s), if the arbitrator(s) find that the position taken by the other Party on material issues was without substantial foundation.

(d) Limitations; Time Frame. The arbitrator(s) will not have the power to add to, subtract from or modify any of the terms or conditions of this Agreement. The arbitrator(s) rendering judgment upon disputes between the Parties will deliver a written opinion within 45 days following conclusion of the hearing, setting forth findings of fact, conclusions of Law and the rationale for the decision. Any award, which may include legal and equitable relief, will be final and binding and judgment may be enforced by any court of competent jurisdiction.

(e) Immediate Injunctive Relief. The Parties agree that the only circumstance in which disputes between them will not be subject to Section 28(a) and Section 28(b) is where a Party makes a good faith determination that a breach or threatened breach of the terms of this Agreement by the other Party is such that a temporary restraining order or other injunctive relief is the only appropriate and adequate remedy. In such a case, such Party may proceed directly to court and may obtain such relief without bond (if permitted by Law). Each Party further acknowledges and agrees that the other Party may proceed directly to court if a Party breaches or threatens to breach its obligations under Article 16. If a court finds that a Party has breached or threatened to breach its obligations under Article 16, such Party agrees that, without any additional findings of irreparable injury or other conditions to injunctive relief, such Party will not oppose the entry of an appropriate order compelling performance by such Party and restraining such Party from any further breaches or threatened breaches.

(f) Continued Performance. Each Party agrees to continue performing its obligations under this Agreement while a dispute is being resolved, except to the extent the issue in dispute precludes performance and without limiting either Party’s right to terminate this Agreement as provided in Article 25 or to not extend this Agreement pursuant to Article 3(b).

(g) Governing Law; Venue and Jurisdiction. This Agreement and performance under it will be governed by and construed in accordance with the Laws of the state of Washington without regard to its choice of law principles. For any litigation that may arise under Section 28(e) or to enforce an award in accordance with Section 28(d), the Parties irrevocably and unconditionally submit to the exclusive jurisdiction and venue (and waive any claim of forum non conveniens) of (i) the United States District Court for the Western District of Washington, or (ii), if such court does not have jurisdiction, to the Superior Court of the state of Washington, King County. The Parties further consent to the jurisdiction of any court located within a district which encompasses assets of a Party against which a judgment has been rendered for the enforcement of such judgment or award against the assets of such Party.

29.	Disclosure Statement. Safeco acknowledges receipt of Manager’s Disclosure Statement, as required by Rule 204-3 under the Advisers Act. In the event Safeco received such Statement less than 48 hours prior to, but no later than, the Effective Date, Safeco will have the option to terminate this Agreement without penalty within five Business Days after the Effective Date.

30.	General.

(a) Assignment. This Agreement will be binding on the Parties and their respective successors and assigns. Neither Party may, or will have the power to, assign (as defined in the Advisers Act as to Manager) this Agreement without the prior written consent of the other, except that Safeco may assign its rights and obligations under this Agreement without the approval of but upon notice to Manager to an entity which acquires Control of Safeco or to any Affiliate of Safeco. Subject to the foregoing, any assignment by operation of Law, order of any court, or pursuant to any plan of merger, consolidation or liquidation, will be deemed an assignment for which prior consent is required and any assignment made without any such consent will be void and of no effect as between the Parties.

(b) Entire Agreement; Amendment. This Agreement, including any schedules referred to and attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral, with respect to such subject matter. No amendment, change, waiver, or discharge hereof will be valid unless in writing and signed by an authorized representative of the Party against which such change, waiver, or discharge is sought to be enforced.

(c) Notices. All notices, requests, demands and determinations under this Agreement (other than routine operational communications) will be in writing and will be deemed duly given (i) when delivered by hand, (ii) one Business Day after being given to an express courier with a reliable system for tracking delivery, (iii) when sent by confirmed facsimile or electronic mail with a copy sent by another means specified in this Section, or (iv) six Business Days after the day of mailing, when mailed by registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

To Manager:	BlackRock Financial Management, Inc. 40 East 52nd Street New York, NY 10022 Attn: Robert P. Connolly, General Counsel Facsimile: (212) 810 3744

To Safeco:	Safeco Insurance Company of America Safeco Plaza Seattle, Washington 98185 Attention: Treasurer Fax: (206) 545-5730

Copy to:	Safeco Insurance Company of America Safeco Plaza Seattle, Washington 98185 Attention: Chief Legal Officer Fax: (206) 545-6277

A Party may from time to time change its address or designee for notice purposes by giving the other at least ten days’ prior written notice of the new address or designee and the date upon which it will become effective.

(d) Counterparts. This Agreement may be executed in several counterparts and by facsimile, all of which taken together will constitute one single agreement between the Parties.

(e) Relationship of the Parties. Manager, in furnishing the Services, is acting as an independent contractor, and Manager has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by Manager under this Agreement in accordance with its terms. Except as otherwise permitted hereby, Manager is not an agent of Safeco and has no authority to represent Safeco as to any matters.

(f) Severability. In the event that any provision of this Agreement conflicts with the Law under which this Agreement is to be construed or if any such provision is held invalid by a competent authority, such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable Law. The remainder of this Agreement will remain in full force and effect.

(g) Consents and Approvals. Except where expressly provided as being in the discretion of a Party, where agreement, approval, acceptance, consent, or similar action by either Party is required under this Agreement, such action will not be unreasonably delayed or withheld. An approval or consent given by a Party under this Agreement will not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor will it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent. Each Party will, at the request of the other Party, perform those actions, including executing additional documents and instruments, reasonably necessary to give full effect to the terms of this Agreement.

(h) Waiver of Default. A delay or omission by either Party to exercise any right or power under this Agreement will not be construed to be a waiver thereof. A waiver by either of the Parties of any of the covenants to be performed by the other or any breach thereof will not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.

(i) Cumulative Remedies. Except as otherwise expressly provided herein, all remedies provided for in this Agreement will be cumulative and in addition to and not in lieu of any other remedies available to either Party at law or in equity.

(j) Survival. This Article, as well as any other provision of this Agreement which contemplates performance or observance subsequent to termination or expiration of this Agreement, will survive termination or expiration of this Agreement and continue in full force and effect. In particular, Manager agrees that it will use its commercially reasonable efforts to make available to Safeco any records retained by Manager after the termination or expiration of this Agreement.

(k) Publicity. All media releases, public announcements and public disclosures by either Party relating to this Agreement or the subject matter of this Agreement, including promotional or marketing material as well as disclosures to the extent required to meet legal or regulatory requirements, will be coordinated with and approved by both Parties prior to release.

(l) Third-Party Beneficiaries. Each Party intends that this Agreement will neither benefit, nor create any right or cause of action in or on behalf of, any person or entity other than the Parties. For the avoidance of doubt, each of Safeco Corporation, Safeco Insurance Company of America and each of their Affiliates is a Safeco Party under this Agreement.

(m) Covenant of Good Faith. Each Party agrees that, in its respective dealings with the other Party under or in connection with this Agreement, it will act in good faith.

(n) Acknowledgment. The Parties each acknowledge that the terms and conditions of this Agreement have been the subject of active and complete negotiations, and that such terms and conditions should not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.

(o) Use of Futures. Pursuant to an exemption from the Commodity Futures Trading Commission (the “Commission”) in connection with accounts of qualified eligible persons, this Agreement is not required to be, and has not been, filed with the Commission. The Commission does not pass upon the merits of participating in a trading program or upon the adequacy or accuracy of commodity trading advisor disclosure. Consequently, the Commission has not reviewed or approved this Agreement.

IN WITNESS WHEREOF, this Agreement has been signed on behalf of the Parties on the Effective Date.

SAFECO INSURANCE COMPANY OF AMERICA		BLACKROCK FINANCIAL MANAGEMENT, INC.

By:		By:
Name:	Ross J. Kari	Name:	Ralph L. Schlosstein
Title:	Executive Vice President and Chief Financial Officer	Title:	President

SAFECO CORPORATION

By:
Name:	Ross J. Kari
Title:	Executive Vice President and Chief Financial Officer